Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and all amendments thereto with respect to the Common Stock, par value $0.01 per share, of Dais Analytic Corporation beneficially owned by each of them, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.

Dated: November 3, 2009

PLATINUM-MONTAUR LIFE SCIENCES, LLC

By:	/s/ MARK NORDLICHT
Name: Mark Nordlicht
Title: Managing Member

/s/ MARK NORDLICHT
Name: Mark Nordlicht